Exhibit 99.1

Independent Auditors’ Report

The Board of Directors of

Advance Medical-HealthCare Management Services, S.A.

We have audited the accompanying consolidated financial statements of Advance Medical-HealthCare Management Services, S.A. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advance Medical-HealthCare Management Services, S.A. and its subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG Auditores, S.L.

Barcelona, Spain

July 23, 2018

ADVANCE MEDICAL-HEALTHCARE MANAGEMENT SERVICES, S.A.

Consolidated Balance Sheets

(In thousands of Euros, except share and per share data)

	As of December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	€4,865	€4,509
Short-term investments	2,435	2,531
Accounts receivable, net	5,704	4,812
Prepaid expenses and other current assets	443	251
Total current assets	13,447	12,103
Non current assets:
Property and equipment, net	1,766	1,695
Deferred income tax assets	307	362
Other assets	539	587
Total non current assets	2,612	2,644
Total assets	€16,059	€14,747
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	€1,476	€456
Accrued expenses and other current liabilities	4,607	4,301
Total current liabilities	6,083	4,757
Non-current liabilities:
Deferred taxes	163	218
Total non-current liabilities	163	218
Stockholders’ equity:
Common stock, €6.02 par value; 43,877 shares and 43,877 shares issued and outstanding as of December 31, 2017 and 2016, respectively	264	264
Additional paid-in capital	1,587	1,587
Accumulated other comprehensive income (loss)	7,946	7,827
Stockholders’ equity attributable to majority stockholders	9,797	9,678
Non-controlling interest	16	94
Total stockholders’ equity	9,813	9,772
Total liabilities and stockholders’ equity	€16,059	14,747

See accompanying notes to consolidated financial statements.

ADVANCE MEDICAL-HEALTHCARE MANAGEMENT SERVICES, S.A.

Consolidated Statements of Operations

(In thousands of Euros, except share and per share data)

	Year Ended December 31,
	2017	2016
Revenue	€55,166	€48,012
Cost of revenue	(35,460)	(30,359)
Gross profit	19,706	17,653
Operating expenses:
Advertising and marketing	(879)	(735)
Sales	(2,499)	(2,596)
Technology and development	(1,830)	(1,633)
General and administrative	(12,671)	(10,866)
Depreciation	(507)	(412)
Income /(Loss) from operations	1,320	1,411
Interest (expense) / income net	(24)	43
Foreign currency transaction loss	(296)	178
Net income before taxes	1,000	1,632
Income tax (benefit) provision	(783)	(565)
Net income / (loss)	€217	€1,067
Add: Net income / (loss) attributable to the non-controlling interest	(78)	51
Net income / (loss) attributable to majority stockholders	€295	€1,016
Net income /(loss) per share, basic and diluted	€4.95	€24.32

Weighted-average shares used to compute basic and diluted net income /(loss) per share	43,877	43,877

See accompanying notes to consolidated financial statements.

ADVANCE MEDICAL-HEALTHCARE MANAGEMENT SERVICES, S.A.

Consolidated Statements of Comprehensive Income

(In thousands of Euros)

	Year Ended December 31,
	2017	2016
Net income / (loss)	€217	€1,067
Other comprehensive income / (loss), net of tax: Cumulative translation adjustment	(176)	(215)
Other comprehensive income (loss), net of tax	(176)	(215)
Non-controlling interest	(78)	51
Comprehensive income /(loss) attributable to majority stockholders	€119	€801

See accompanying notes toconsolidated financial statements

ADVANCE MEDICAL-HEALTHCARE MANAGEMENT SERVICES, S.A.

Consolidated Statements of Stockholders’ Equity

(in thousands, except share data)

				Accumulated
			Additional	Other	Non-	Total
	Common Stock		Paid-In	Comprehensive	controlling	Stockholders’
	Shares	Amount	Capital	Income / (loss)	interest	Equity

Balance as of December 31, 2015	43,877	€264	€1,587	€7,026	€43	€8,920
Other comprehensive income, net of tax		—	—	(215)	—	(215)
Net income / (loss)		—	—	1,016	51	1,067
Balance as of December 31, 2016	43,877	264	1,587	7,827	94	9,772
Other comprehensive income, net of tax		—	—	(176)	—	(176)
Net income / (loss)		—	—	295	(78)	217
Balance as of December 31, 2017	43,877	€264	€1,587	€7,946	€16	€9,813

See accompanying notes to consolidated financial statements.

ADVANCE MEDICAL-HEALTHCARE MANAGEMENT SERVICES, S.A.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2017	2016
Cash flows used in operating activities:
Net income / (loss)	€217	€1,067
Adjustments to reconcile net income /(loss) to net cash used in operating activities:
Depreciation	507	412
Foreing Excahnge (gain) / loss	296	(178)
Other results	—	57
Changes in operating assets and liabilities:
Accounts receivable	(1,017)	(755)
Prepaid expenses and other current assets	(214)	(122)
Accounts payable	694	(53)
Accrued expenses and other current liabilities	487	563
Net cash used in operating activities	970	991
Cash flows (used in) provided by investing activities:
Purchase of property and equipment	(672)	(640)
Purchase of other current assets	—	(27)
Proceeds form sale of property and equipment	71	—
Proceeds from sale of other current assets	142	39
Net cash (used in) provided by investing activities	(459)	(628)
Net (decrease) increase in cash and cash equivalents	511	363
Foreign exchange difference	(155)	(74)
Cash and cash equivalents at beginning of the period	4,509	4,220
Cash and cash equivalents at end of the period	€4,865	€4,509

Supplemental disclosures of cash flow information

Income taxes paid	€599	€390
Interest recieved	€(6)	€(46)
Interest paid	€30	€3

See accompanying notes to consolidated financial statements.

ADVANCE MEDICAL-HEALTHCARE MANAGEMENT SERVICES, S.A.

Notes to Consolidated Financial Statements

Note 1. Organization and Description of Business

ADVANCE MEDICAL-HEALTHCARE MANAGEMENT SERVICES, S.A. (together with its consolidated subsidiaries, “Advance Medical”, or the “Company”) was incorporated in Spain in November 13, 1999 under name Centro Médico Virtual, S.A. On March 30, 2004 the Company changed its company name to the current name. The Company’s principal executive offices are located in Barcelona, Spain as a leading telehealth company.

During the first quarter of year 2018, the parent company intends to complete the acquisition of the remaining percentages attributed to minority interests of the company Advance Medical Inc. (USA).

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The consolidated financial statements include the results of Advance Medical- Healthcare Management Services, S.A. and its subsidiaries. The detail of subsidiaries consolidated for the years ended December 31, 2017 and 2016, are as follows:

			Ownership		Amount of stockholding
	Country		% Direct stockholding		(in thousands of Euros)
Name of subsidiary	location	Name of holder company	2017	2016	2017	2016

Advance Medical Inc.	USA	Advance Medical-Health Care Management Services, S.A.	90.38	90.38	1,111	1,111
Advance Medical Hungary KFT	Hungary	Advance Medical-Health Care Management Services, S.A.	80.87	80.87	38	38
Advance Medical—Serviços de Consultoria e Gestão de Dados Lda	Brazil	Advance Medical-Health Care Management Services, S.A.	99.6	99.6	11	11
Advance Medical-Health Care Management Services Chile, S.A.	Chile	Advance Medical-Health Care Management Services, S.A.	99	99	205	205
Advance Medical-Health Care Management Consulting (Shanghai) Co., Ltd.	China	Advance Medical-Health Care Management Services, S.A.	100	100	810	610
AMHMS — Health Care Management Services, S.A.	Portugal	Advance Medical-Health Care Management Services, S.A.	100	100	50	50

All intercompany transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases its estimates on historical experience, current business factors, and various other assumptions that the Company believes are necessary to consider to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses, and the disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic and political factors, and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment evolves.

Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Significant estimates and assumptions by management affect the carrying value of long-lived assets.

Segment Information

The Company’s Chief Executive Officer (“CEO”), reviews the financial information presented on a consolidated basis for purposes of allocating resources and evaluating its financial performance. Accordingly, the Company has determined that it operates in a single reportable segment—health services. Revenue earned by foreign operations outside of Spain were €19.5 million for the year ended December 31, 2017 and €15.2 million in 2016. Long- lived assets of foreign operations totaled €0.5 million as of December 31, 2017 and € 0.6 million as of December 31, 2016.

Revenue Recognition

The Company generates most of its revenue from clients on a contractually recurring, per-Member-per-month, subscription access fee basis. Certain of the company’s clients contracts generate revenues on a per case basis. Subscription access fees but also general medical and other specialty visit fees are paid by the Company’s clients on behalf of their employees, dependents, policy holders, cardholders, beneficiaries or themselves.

The Company recognizes access fees on a monthly basis when the following criteria are met: (i) there is an executed subscription agreement, (ii) the Member is eligible to the service, (iii) the services are performed, (iv)  collection of the fees is reasonably assured and (v) the amount of fees to be paid by the Client is fixed and determinable. The Company’s agreements generally have a term of one year with automatic renewal.

Subscription Access Revenue

Subscription access revenue recognition commences on the date that the Company’s services are made available to the Client, which is considered the starting date, provided all the other criteria described above are met. Historically,  the Company has not paid any material amounts related to performance guarantees.

The Company’s contracts do not generally contain refund provisions for fees earned related to services performed. In the USA (Advance Medical Inc.) the Company has contracts where it commits to performance guarantees that could potentially diminish revenues. Historically, clients have never executed on them.

Cost of Revenue

Cost of revenue primarily consists of fees paid to the providers, costs incurred in connection with the Company’s Provider network operations center activities, which include employee-related expenses (including salaries and benefits) as well as costs related to medical records, magnetic resonance imaging, medical lab tests, translation, postage and medical malpractice insurance.

Cost of revenue is driven primarily by the number of general medical visits, expert second opinions and other specialty visits completed in each period. Our business and operational models are designed to be highly scalable and leverage variable costs to support revenue-generating activities. While we currently expect to continue to enhance our Provider network operations center as well as our sales and technology capabilities to support business growth, we believe our increased investment in automation and integration capabilities and economies of scale in our Provider network operations center operating model, will position us to grow our revenue at a greater rate than our cost of revenue.

Technology and Development Expenses

Technology and development expenses include personnel and related expenses for software engineering, information technology infrastructure, security and compliance and product development. Technology and development expenses also include outsourced software engineering services, the costs of operating our on-demand technology infrastructure and licensed applications. Our technology and development expenses exclude certain allocations of occupancy expense as well as depreciation and amortization.

General and Administrative Expenses

General and administrative expenses include personnel and related expenses of professional fees incurred by our executive, finance, product development, operations and human resources departments. They also include most of the facilities costs including utilities and facilities maintenance. Our general and administrative expenses exclude any allocation of depreciation and amortization.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less from the date of purchase. The Company’s cash and cash equivalents generally consist of investments in money market funds. Cash and cash equivalents are stated at fair value.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts. The  allowance for doubtful accounts is based on the Company’s assessment of the collectability of accounts. The Company regularly reviews the adequacy of the allowance for doubtful accounts by considering the collection history and age of each outstanding invoice of each customer to determine whether a specific allowance is appropriate. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts when identified. The Company has not booked any allowance for doubtful accounts for the years ended December 31, 2017 and 2016.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective asset as follows:

Computer equipment	4 years
Licenses and trademarks	10 years
Furniture and equipment	10 years
Other assets	4 years
Leasehold improvements	Shorter of the lease term or the estimated useful lives of the improvements

Maintenance and repairs are charged to expense as incurred while improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statement of operations in the period realized.

Internal-Use Software

Internal-use software is included in intangible assets and is amortized on a straight-line basis over 4 years. For the Company’s development costs related to its software development tools that enable its members and providers to interact, the Company capitalizes costs incurred during the application development stage. Costs related to minor upgrades, minor enhancements and maintenance activities are expensed as incurred.

Foreign Currency

The functional currency for each of our foreign subsidiaries is the local currency. All assets and liabilities denominated in a foreign currency are translated into Euros at the exchange rate on the balance sheet date. Revenues and expenses are translated at the weighted average exchange rate during the period. Cumulative translation gains or losses are included in stockholders’ equity as a component of accumulated other comprehensive income (loss) . For the year ended December 31, 2017, realized foreign exchange gain was €0.3 million (€0.2 million foreign exchange loss in 2016) and was recognized in the Company’s consolidated statement of operations.

Income Taxes

The Company accounts for income taxes using the liability method, under which deferred tax assets and liabilities are determined based on the future tax consequences attributable to differences between the financial reporting carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards and net operating loss carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to be in effect when the differences are expected to reverse.

The Company assesses the likelihood that deferred tax assets will be recovered from future taxable income, and a valuation allowance is established when necessary to reduce deferred tax assets to the amounts more likely than not expected to be realized.

The Company recognizes and measures uncertain tax positions using a two-step approach. The first step is to evaluate the tax position taken or expected to be taken by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. Significant judgment is required to evaluate uncertain tax positions. The Company evaluates its uncertain tax positions on a regular basis. Its evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of audit and effective settlement of audit issues. The Company’s policy is to include interest and penalties related to unrecognized tax benefits as a component of interest expense, net in the consolidated statements of operations.

New tax legislation, commonly referred to as the Tax Cuts and Jobs Act, was enacted on December 22, 2017. Authoratative accounting guidance requires companies based in the US to recognize the effect of tax law changes in the period of enactment. Certain key aspects of the new law are effective January 1, 2018 and other key aspects have an immediate accounting effect for the year ended December 31, 2017. Refer to Note 7.

Comprehensive Income / (Loss)

Comprehensive income / (loss) consists of net loss and cumulative translation gains or losses. Unrealized gains or losses are net of any reclassification adjustments for realized gains and losses included in the consolidated statements of operations.

Net Income /(Loss) Per Share

Basic net    income /(loss) per share is computed by dividing the net income /(loss) by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock and outstanding stock options, warrants and convertible notes, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential shares of common stock outstanding would have been anti-dilutive.

Warranties and Indemnification

The Company’s arrangements generally include certain provisions for indemnifying clients against liabilities if there is a breach of a Client’s data or if the Company’s service infringes a third party’s intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications.

The Company has also agreed to indemnify its directors and executive officers for costs associated with any  fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by the Company, arising out of that person’s services as a director or officer or that person’s services provided to any other company or enterprise at the Company’s request. The Company maintains director and officer liability insurance coverage that would generally enable it to recover a portion of any future amounts paid. The Company may also be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.

Advertising and Marketing Expenses

Advertising and marketing include all communications and campaigns to the Company’s clients and members, digital advertising and related employees’ costs and are expensed as incurred. For the years ended December 31, 2017 and 2016, advertising expenses were €0.9 million and €0.7 million, respectively.

Sales Expenses

Sales expenses consist primarily of employee-related expenses, including salaries, benefits, commissions, employment taxes, travel and account management and sales support in addition to commissions paid to external brokers. Sales expenses exclude certain allocations of occupancy expense as well as depreciation and amortization.

Concentrations of Risk and Significant Clients

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and accounts receivable. Also the Company deposits its cash with several financial institutions in Spain and in foreign countriesThe Company’s short-term investments mostly are comprised of investments funds with maturity durations of one year or less.

Revenue from clients located in Spain for the year ended December 31, 2017 and 2016 were €35.7 million and €32.8 million, respectively. Revenue from clients located outside Spain for the year ended December 31, 2017 and 2016 were €19.5 million and €15.2 million, respectively.

One Client represented between 10%-13% of revenue for the years ended December 31, 2017 and 2016.

No Client represented over 10% of accounts receivable at December 31, 2017 and 2016.

The Company has policies to ensure that sales are made to customers with an appropriate credit track record.

Recently Issued and Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), to achieve a consistent application of revenue recognition within the U.S., resulting in a single revenue model to be applied by reporting companies under GAAP. Under the new model, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the revised guidance requires that reporting companies disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The revised guidance is effective for the Company beginning in the quarter ending March 31, 2018; early adoption is allowed. The revised guidance is required to be applied retrospectively to each prior reporting period presented or modified retrospectively applied with the cumulative effect of initially applying it recognized at the date of initial application. The Company plans to adopt this standard on January 1, 2018 utilizing the modified retrospective approach. The Company underwent a process of identifying the various types of revenue streams, performed an evaluation of the components of the associated contractual arrangements and determined that the adoption of the new standard is expected to have no impact on the condensed consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 outlines a comprehensive lease accounting model and supersedes the current lease guidance. The new guidance requires lessees to recognize lease liabilities and corresponding right-of-use assets for all leases with lease terms of greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. The new guidance must be adopted using the modified retrospective approach and will be effective for the Company starting in the first quarter of fiscal 2019. Early adoption is permitted. The Company is currently in the process of evaluating the impact of the adoption of this standard on the consolidated financial statements.

Note 3. Fair Value Measurements

The Company measures its financial assets and liabilities at fair value at each reporting period using a fair value hierarchy that requires it to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs that are supported by little or no market activity.

The Company measures its cash equivalents at fair value on a recurring basis. The Company classifies its cash equivalents within Level 1 because they are valued using observable inputs that reflect quoted prices for identical assets in active markets and quoted prices directly in active markets.

The Company measures certain of its short-term investments at fair value on a recurring basis and classifies such as Level 1. They are valued using observable inputs that reflect quoted prices directly in active markets. These short-term investments corresponds to the fair value of the participation which the parent company holds in the DWS Fondeposito Plus class A investment fund and investments in short term deposits in financial entities.

Other non-current assets for an amount of €0.5 million as of December 31, 2017 and 2016, classified as Level 2, correspond to the outstanding amount of loans granted to some of the stockholders of the parent company after the sale, with effect from January 9, 2015 of the own shares of the parent company. Mentioned loans accrued interest Euribor 3 months plus a 1.1 percentage points margin and expire January 9, 2025. These loans are valued at amortized cost which approximates fair value. On January 19, 2018, said loans have been fully paid, see note 12.

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis using the above input categories (in thousands):

	December 31, 2017
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	€4,865	€—	€—	€4,865
Short-term investments	2,435	—	—	2,435
Other non-current assets	€—	€539	€—	€539

	December 31, 2016
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	€4,509	€—	€—	€4,509
Short-term investments	2,531	—	—	2,531
Other non-current assets	€—	€587	€—	€587

There were no transfers between fair value measurement levels during the years ended December 31, 2017 and 2016.

Note 4. Property and Equipment, Net

Property and equipment, net, consist of the following (in thousands):

	As of December 31,
	2017	2016
Computer equipment and computer software	€1,697	1,304
Furniture and equipment and leasehold improvements	2,637	2,571
Construction in progress	51	—
Total	3,105	2,988
Accumulated depreciation	(2,698)	(2,151)
Property and equipment, net	€1,766	€1,695

Depreciation expense for the years ended December 31, 2017 and 2016 was €0.5 million and €0.4 million, respectively. Currency translation adjustments for the years ended December 31, 2017 and 2016 was -€0.1 million and €0.1 million, respectively.

Note 5. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	As of December 31,
	2017	2016

Professional, consulting, legal and marketing fees	€1,279	€1,799
Deferred revenue	484	452
Wages and salaries	1,643	676
Taxes payable and other tax liabilities	1,201	1,374
Total	€4,607	€4,301

Operating Leases

The Company leases office space under non-cancelable operating leases in the Spain and various international locations. As of December 31, 2017 and 2016, the future minimum lease payments under non-cancelable operating leases are as follows (in thousands):

	As of December 31,
	2017	2016

Until 1 year	€212	€262
Until 2 years	165	137
Until 3 years	165	137
Until 4 years	168	137
Until 5 years	169	141

All of the total future minimum lease payments relate to facilities space. The facility lease agreements generally provide for rental payments on a graduated basis and for options to renew, which could increase future minimum lease payments if exercised. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid. Deferred rent represents the difference between actual operating lease payments due and straight-line rent expense. The excess is recorded as a deferred rent liability in the early periods of the lease, when cash payments are generally lower than straight-line rent expense, and are reduced in the later periods of the lease when payments begin to exceed the straight-line expense. The Company also accounts for leasehold improvement incentives within its deferred rent liability. Rent expense for the years ended December 31, 2017 and 2016 was €1.0 million and €0.9 million, respectively.

Note 6. Common Stock and Stockholders’ Equity

Capitalization

As of December 31, 2017 and 2016, the Parent Company’s share capital consisted of 43,877 issued common shares, with €6.02 par value each. For each common share held, the stockholder has the right to one vote at the stockholders’ meetings.

As indicated in note 12, effective January 19, 2018 the authorized number of shares of the Company’s common stock was increased from 43,877 to 52,736 shares. At the date of preparation of the present consolidated annual accounts, the companies involved directly or indirectly in a percentage equal to or greater than 10% in the share capital of the parent company is Advance Holdco Limited and Peralsi, S.L.

Additional paid-in capital

This reserve has no restrictions and is fully distributable.

Note 7. Income Taxes

The Company follows the provisions of the accounting guidance on accounting for income taxes which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided to reduce the deferred tax asset to a level which, more likely than not, will be realized.

For financial reporting purposes, income (loss) before income taxes for the years ended December 31, 2017 and 2016 include the following components (in thousands):

	Year Ended December 31,
	2017	2016
Domestic	€2,323	€2,507
International	(1,323)	(875)
Total	€1,000	€1,632

The provision (benefit) for income taxes is comprised of the following components (in thousands):

	Year Ended December 31,
	2017	2016
Current federal	€782	€641
Total current	782	641
Deferred federal	—	(2)
Deferred foreign	1	(74)
Total deferred	1	(74)
Total provision / (benefit)	€783	€565

The corporate income tax rate applicable to the Group is predominantly 25%. The income tax rate applicable to the majority of income of foreign subsidiaries ranges from 25% to 35%.

The provision for income taxes differs from the amount computed by applying the statutory income tax rate to income before provision for income taxes. Details of the income tax expense and income tax related to income for the year are as follows:

	As of December 31,
	2017	2016
Net income before income tax from continuing operations	€1.000	€1.632
Tax at 25% and 28%	250	408
Non taxable income	(49)	(70)
Non deductible expenses	111	74
Effect of different tax rates and impact related to the US tax legislation modification	515	188
Tax credits (deductions)	(44)	(35)
Total income tax expense	€783	€565
Deferred tax	1	(76)
Current tax	782	641
Total income tax expense	€783	€565

The Company’s deferred tax assets and liabilities consist of the following (in thousands):

	As of December 31,
	2017	2016
Deferred tax assets:
Net operating loss carryforwards	€1,010	€1,617
Amortization of property and equipment	16	18
Accrued expenses, deferred rent expense and Other (US)	13	106
Deferred tax assets	1,039	1,741
Valuation allowance	(732)	(1,379)
Net deferred tax assets	307	362

Deferred tax liabilities:

Impairment of investment in subsidiaries	(163)	(218)
Deferred tax liabilities	(163)	(218)

Net deferred tax assets	€144	€144

As of December 31, 2017, the Company has a valuation allowance of approximately €0.7 million against most of the net deferred tax assets from the US affiliate, for which realization cannot be considered more likely than not at this time (€1.4 million as of December 31, 2016). The Company has recognized net deferred tax assets for an amount of €0.3 million as of December 31, 2017 and 2016, respectively. The deferred tax liability is the result of the temporary difference resulting from the depreciation of the investment in subsidiaries, which is not tax deductible until its reversal.

In assessing the need for a valuation allowance, the Company considers all positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and past financial performance. The US affiliate remains in a significant cumulative loss position as of December 31, 2017 and, as a result, management believes a significant valuation allowance against all domestic net deferred tax assets as of December 31, 2017 and 2016. The valuation allowance against these deferred tax assets may require adjustment in the future based on changes in the mix of temporary differences, changes in tax laws, and operating performance. If and when the Company determines the valuation allowance should be released (i.e., reduced), the adjustment would result in a tax benefit reported in that period’s Consolidated Statements of Operations, the effect of which would be an increase in reported net income. The amount of any such tax benefit associated with release of our valuation allowance in a particular reporting period may be material.

The valuation allowance movement corresponds, in an amount of Euros 601 thousand to the tax rate decrease in the United Estates and in an amount of Euros 46 thousand to the exchange rate variation.

H.R. 1, new tax legislation, commonly referred to as the Tax Cuts and Jobs Act, was enacted on December 22, 2017. The Tax Act includes significant changes to the Internal Revenue Code of 1986, as amended, including amendments which significantly change the taxation of business entities. ASC 740, Accounting for Income Taxes, requires companies to recognize the effect of tax law changes in the period of enactment.

The Tax Act reduces the U.S. statutory tax rate from 34 percent to 21 percent for years after 2017. Accordingly, the US affiliate has remeasured the U.S. deferred tax assets as of December 31, 2017 to reflect the reduced rate that will apply in future periods when these deferred taxes will reverse, resulting in a reduction of the net deferred tax assets, by approximately €0.6 million, which is offset by the change in valuation allowance by €0.6 million.

As of December 31, 2017, the US affiliate has federal and state net operating loss carryforwards. The federal net operating loss carryforwards of €4.2 million and €2.5 million respectively, which begin to expire in 2028 and 2027, respectively.

Utilization of the net operating loss carryforwards and foreign tax credits may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future in accordance with Section 382 of the Internal Revenue Code of 1986, or Section 382, as well as similar state provisions. These ownership changes may limit the amount of NOL carryforwards that can be utilized annually to offset future taxable income. In general an ownership change as defined by Section 382 results from transactions increasing the ownership of certain shareholders or public groups in the stock of a corporation by more than 50 percentage points over a three-year period.

The Company is subject to income taxes in Spain and numerous foreign jurisdictions. Significant judgment is required in evaluating our tax positions and determining our provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when we believe that certain positions might be challenged despite our belief that our tax return positions are fully supportable. The Company adjusts these reserves in light of changing facts and circumstances, such as the outcome of tax audit. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business the Company is subject to examination by federal and state jurisdictions in the Spain and other countries, where applicable. There are currently no pending tax examinations. The Company thus is still open under the U.S. statute from 2014 to the present and as early as 2014 to the present for foreign jurisdictions. Earlier years may be examined to the extent that loss carryforwards are used in future periods. There are no tax matters under discussion with taxing authorities that are expected to have a material effect on the Company’s consolidated financial statements.

The Company’s policy is to include interest and penalties related to unrecognized tax benefits as a component of interest expense, net in the consolidated statements of operations.

Note 8. Net Income per Share

Basic net income per share is computed by dividing the net income/(loss) by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net income /(loss) per share is computed by giving effect to all potential shares of common stock of the Company, and outstanding stock options, warrants and convertible notes, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential shares of common stock of the Company outstanding would have been anti-dilutive. The

Company does not have outstanding stock options nor outstanding restricted stock units as of December 31, 2017 and 2016.

The following table presents the calculation of basic and diluted net loss per share for the Company’s common stock (in thousands, except shares and per share data):

	Year Ended December 31,
	2017	2016
Net income /(loss)	€217	€1,067
Weighted-average shares used to compute basic and diluted net income /(loss) per share	43,877	43,877
Net income per share, basic and diluted	€4.95	€24.32

Note 9. 401(k) Plan

The Company has established a salary deferral 401(k) plan for employees in the United States that qualifies as a deferred compensation arrangement under Section 401 of the Internal Revenue Code. All employees over the age of 21 are eligible to participate in the plan. The Plan allows employees to defer a portion of their compensation with a partial matching contribution by the Company. Matching contributions to the Plan totaled €0.08 million and €0.09 million for the years ended December 31, 2017 and 2016, respectively.

Note 10. Non-recurring costs

As of December 31, 2017, the statement of income include certain non-recurring costs related to the transaction disclosed in note 12. These costs, which have been previously agreed with the new stockholder of the Company, primarily correspond to incentives paid to key management staff and some employees contracted to do so.

As these costs are not related to the normal course of the business of the Company, they should be considered when analyzing this consolidated financial statements.

The impact on the Income from operations totals €1.5 million.

The impact on the stockholders’ equity as of December 31, 2017 totals €1.4 millions.

Note 11. Legal Matters

The Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of its business. At December 31, 2017, the Company is not a party to any material legal proceeding, and it is not aware of any pending or threatened litigation that would have a material adverse effect on its business, results of operations, cash flows or financial condition should such litigation be resolved unfavorably.

Note 12. Subsequent Events

Dated January 19, 2018, the parent company has increased its common stock in an amount of €53,331 by issuance of 8,859 new shares, €6,02 of nominal value each one of them and with a total share premium of €2,946,726. At the date of preparation of the present consolidated annual accounts, the companies involved directly or indirectly in a percentage equal to or greater than 10% in the share capital of the parent company is Advance Holdco Limited and Peralsi, S.L.

During the first quarter of the year 2018, the parent company has proceeded to the acquisition of the remaining 9.62% of participation in Advance Medical Inc. (USA) so at the date of preparation of the present consolidated financial statements, the Parent company owns 100% of such participation. The consideration paid has totalled $2.1 million.

As indicated in note 2, Other non-current assets for an amount of €0.5 million as of December 31, 2107 and 2016 corresponded to the outstanding amount of loans granted to some of the stockholders of the parent company after the sale, with effect from January 9, 2015 of the own shares of the parent company. Mentioned loans have been fully paid dated January 19 2018.

On May 31, 2018, Teladoc, Inc. completed the acquisition of 100% of the shares of the Company. The aggregate purchase price of the acquisition was $353.1 million.